Exhibit 99.1

TICKER SYMBOL	MEDIA AND INVESTOR RELATIONS

(NYSE: UFS) (TSX: UFS)	Pascal Bossé Vice-President Corporate Communications and Investor Relations Tel.: 514-848-5938

DOMTAR CORPORATION ANNOUNCES AN INCREASE TO ITS QUARTERLY DIVIDEND AND SHARE BUYBACK PROGRAM

(All financial information is in U.S. dollars unless otherwise noted.)

Montreal, May 4, 2011 – Domtar Corporation today announced that its Board of Directors declared a quarterly dividend of $0.35 per share to holders of its common stock (NYSE: UFS) (TSX: UFS) as well as holders of exchangeable shares of Domtar (Canada) Paper Inc. (TSX: UFX). The dividend represents a 40 percent increase over the previous quarter’s cash dividend.

In the context of its regular review of the capital allocation policy, the Board of Directors also authorized an increase to Domtar’s previously announced share buyback program from $150 million to $600 million.

“Our capital allocation policy provides our shareholders with attractive returns. Over the last twelve months, Domtar has returned over $146 million to shareholders through a combination of share repurchases and quarterly dividends and our stock has outperformed the broader US market,” said John D. Williams, President and Chief Executive Officer. “Since the introduction of our Perform, Grow, Break Out strategic roadmap, our priority for the use of free cash flow1 has been to pay down debt so as to arrive at a balance sheet which affords Domtar flexibility to seize attractive growth opportunities when they become available. Now that we have achieved this goal, our focus is shifting towards returning more excess cash to shareholders and today’s announcement demonstrates our confidence in the long-term prospects of Domtar. Going forward, we expect to return the majority of our future free cash flow1, defined as cash flow provided from operating activities less capital expenditures, to shareholders,” added Mr. Williams.

Under the share buyback program, the Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions in the United States. The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The company had a total combined number of common stock and exchangeable shares issued and outstanding of 41,736,820 shares at March 31, 2011.

[1]	Non-GAAP financial measure. Refer to the Reconciliation of Non-GAAP Financial Measures at www.domtar.com.

1 / 2

The Company is holding its Annual Meeting of Stockholders today at 9:00 a.m. (ET). Investors and other interested parties are invited to listen to the live webcast at www.domtar.com.

About Domtar

Domtar Corporation (NYSE/TSX:UFS) is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity, and is also a manufacturer of papergrade, fluff and specialty pulp. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing and publishing as well as converting and specialty papers including recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and Domtar EarthChoice® Office Paper, part of a family of environmentally and socially responsible papers. Domtar owns and operates ArivaTM, an extensive network of strategically located paper distribution facilities. The Company employs approximately 8,500 people. To learn more, visit www.domtar.com.

Forward-Looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Q’s. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

-(30)-

2 / 2